UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

   Brill                            Robert                 M.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                            500 N. Broadway
--------------------------------------------------------------------------------
                               (Street)

   Jericho                            NY                 11753
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

   Standard Microsystems Corporation (SMSC)
--------------------------------------------------------------------------------
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


--------------------------------------------------------------------------------
4.   Statement for Month/Day/Year

   04/15/03
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x|  Director                             |_|  10% Owner
      -
     |_|  Officer (give title below)           |_|  Other (specify below)

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check Applicable line)

     |x|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                        5.
                                                                                        Amount of        6.
                                                          4.                            Securities       Owner-
                                                          Securities Acquired (A) or    Beneficially     ship
                                2A.         3.            Disposed of (D)               Owned            Form:        7.
                     2.         Deemed      Transaction   (Instr. 3, 4 and 5)           Following        Direct       Nature of
                     Trans-     Execution   Code          ----------------------------  Reported         (D) or       Indirect
1.                   action     Date, if    (Instr. 8)                     (A)          Transaction(s)   Indirect     Beneficial
Title of Security    Date       any         -------------               or              (Instr. 3 &      (I)          Ownership
(Instr. 3)           (mm/dd/yy) (mm/dd/yy)  Code      V      Amount   (D)      Price    Instr.4)         (Instr.4)    (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================


TableII -- Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
================================================================================





                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                                                                                     7.                    deriv-    Form
              2.                                                                     Title and             Secur-    of
              Conver-                                 5.                             Amount of             ities     Deriv-  11.
              sion                                    Number of                      Underlying            Bene-     ative   Nature
              or                                      Derivative   6.                Securities    8.      ficially  Secur-  of
              Exer-                          4.       Securities   Date              (Instr. 3     Price   Owned     ity:    In-
              cise                3A.        Trans-   Acquired (A) Exercisable and   and 4)        of      Follow-   Direct  direct
              Price               Deemed     action   or Disposed  Expiration Date   ------------- Deriv-  ing       (D) or  Bene-
1.            of       3.         Execut-    Code     of(D)        (Month/Day/Year)         Amount ative   Reported  In-     ficial
Title of      Deriv-   Trans-     ion        (Instr.  (Instr. 3,   -----------------        or     Secur-  Trans-    direct  Owner-
Derivative    ative    action     Date if    8)        4 and 5)    Date     Expira-         Number ity     action(s) (I)     ship
Security      Secur-   Date       any        ------   ------------ Exer-    tion            of     (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)    ity      (mm/dd/yy) (mm/dd/yy) Code V   (A)    (D)   cisable  Date     Title  Shares 5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Director
Stock Option
(Right to                                                                            Common
Buy)          $12.290  04/15/03   --         A        4,500  --    04/15/03 04/15/13 Stock  4,500  --      4,500     D       --
====================================================================================================================================

Explanation of Responses:




/s/ Michael LaBosco (as Attorney-in-Fact)                      04/16/03
---------------------------------------------            -----------------------
    **Signature of Reporting Person                              Date

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                                                          Page 2